UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 14, 2007

FOAMEX INTERNATIONAL INC.

(Exact name of registrant as specified in charter)

Delaware	0-22624	05-0473908
(State or other jurisdiction of	(Commission	(IRS Employer
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

1000 Columbia Avenue

Linwood, Pennsylvania	19061
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 859-3000

Not applicable

(Former name or former address if changed since last report)

Items to be included in this Report

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Principal Officers.

Resignation of Raymond E. Mabus, Jr. as Chairman and Chief Executive Officer

Foamex International Inc. announced on April 16, 2007, that Mr. Raymond E. Mabus, Jr. has resigned from his position as Chairman and Chief Executive Officer of Foamex International Inc., effective immediately.

Separation Agreement with Mr. Mabus

In connection with his departure, Mr. Mabus has entered into a separation agreement with Foamex International Inc. and its primary operating subsidiary Foamex L.P. (collectively, the “Company”), effective April 16, 2007. This separation agreement supersedes the employment agreement between the Company and Mr. Mabus, entered into on February 12, 2007, except as specifically provided in the separation agreement.

The agreement provides that all titles, positions and appointments Mr. Mabus held with the Company, including as a member of the Board of Directors of Foamex International Inc. (the “Board”), ceased as of April 16, 2007. The Company will pay Mr. Mabus a lump sum cash payment of $865,000 no later than May 16, 2007 and will allow Mr. Mabus to continue to participate in the Company’s medical and dental plans through December 31, 2007, at the same cost to Mr. Mabus in effect prior to his resignation. In addition, the Company will pay for all un-reimbursed expenses that Mr. Mabus incurred since the Company emerged from bankruptcy in February 2007 in respect of air travel to and from, and hotel stays near, the Company’s principal place of business in Linwood, Pennsylvania. Mr. Mabus will also continue to be afforded the full benefit of his right, provided in his employment agreement, to receive a “gross-up” payment to the extent that any “golden parachute” excise taxes apply to any payments he receives from the Company.

As a condition to receiving the lump sum cash payment described above, Mr. Mabus has executed a release of certain claims against the Company and its shareholders, directors, officers, employees, agents, attorneys, affiliates, parents, predecessors, and assigns. Mr. Mabus will receive the lump sum cash payment so long as he does not revoke the release by April 23, 2007. Mr. Mabus has also agreed not to disclose any confidential information of the Company and, for the one-year period following his resignation, not to compete with the Company or solicit the Company’s employees or customers.

The foregoing summary of Mr. Mabus’ separation agreement is qualified in its entirety by reference to the full text of the separation agreement, which will be filed as an exhibit with the SEC within the applicable deadlines. Interested parties should read the document in its entirety.

Appointment of John G. Johnson, Jr. as Chief Executive Officer and Director

Foamex International Inc. also announced on April 16, 2007, that the Board has named John G. Johnson, Jr., 66, Chief Executive Officer of the Company and a member of the Board, effective immediately. Mr. Johnson previously served as Chief Executive Officer of the Company from 1999 to 2001.

Certain professional biographical information with respect to Mr. Johnson is as follows:

From February 2001 to April 2007, Mr. Johnson had his own management consulting practice specializing in turnaround initiatives. Mr. Johnson currently serves as the Non-Executive Chairman of GenTek Inc., a manufacturer of industrial components and performance chemicals. Mr. Johnson has been the lead director of Thermadyne Holdings Corporation, a multi-national manufacturer of welding and cutting products, for the last three years, but will be relinquishing this post to devote his time and efforts to the Company. Mr. Johnson served as President and CEO of the Company (Foamex) from 1999 to 2001. Prior to joining the Company, Mr. Johnson was President and Chief Executive Officer of Safety-Kleen Corp., an environmental services company, from 1995 to 1997. Mr. Johnson also served as President, Chief Operating Officer and director of Safety-Kleen Corp. from 1993 to 1995. From 1982 to 1992, Mr. Johnson held several executive positions with ARCO Chemical Company, a worldwide manufacturer and marketer of propylene oxide and derivatives and other intermediate chemicals, including Senior Vice President and Director, and President of ARCO Chemical Americas, beginning in 1987. Mr. Johnson began his career with the Atlantic Richfield Company, the parent of ARCO Chemical, in 1958.

Employment Agreement with Mr. Johnson

Mr. Johnson has entered into an employment agreement with the Company, dated April 16, 2007, pursuant to which he will be employed as Chief Executive Officer of the Company, reporting directly to the Board. The employment agreement is in effect from April 16, 2007 through the close of business on April 16, 2009 and shall automatically extend for successive one-year periods, unless either party gives 45 days’ prior written notice not to extend the employment term. The employment agreement may be terminated before expiration under the circumstances provided in the agreement.

During the term of the employment agreement, Mr. Johnson’s annual base salary will be $650,000, and he will be entitled to earn annual cash bonus awards with a target bonus opportunity of 80% of his annual base salary. Mr. Johnson’s salary and bonus opportunity will be reviewed annually by the Board and may be increased, but not decreased, without Mr. Johnson’s written consent. The salary review may also be conducted by a committee of the Board, and the bonus opportunity review may be conducted by the compensation committee of the Board.

The Company agreed to cause the Board or its compensation committee to grant Mr. Johnson an equity incentive award pursuant to the Foamex International Inc. 2007 Management Incentive Plan (the “MIP”). The award would be granted within the 30-day period following April 16, 2007 and have an aggregate value of $1,000,000, 50% of which will be comprised of options to purchase common stock of Foamex International Inc. and 50% of which will be comprised of shares of restricted common stock of Foamex International Inc. The value of the stock options portion of this grant will be determined based on the Black-Scholes value. The value of the restricted stock portion of the grant will be determined based on the average fair market value of shares of common stock of Foamex International Inc. (as defined in the MIP) over the 30 trading days preceding the grant date. This grant will vest no less frequently than in equal annual installments over four years, commencing on April 16, 2008. In addition, from time to time during the term of the employment agreement, in the discretion of the Board or its compensation committee, Mr. Johnson will be entitled to participate in Foamex International Inc.’s equity plans and programs for senior executive officers, on a basis consistent with other similarly-situated senior executive officers.

Mr. Johnson is entitled to participate in the Company’s 401(k), pension, supplemental executive retirement plan, life insurance, medical, dental, and disability insurance plans on a basis no less favorable than generally provided to other similarly-situated senior executive officers. The Company will pay Mr. Johnson a car allowance of $1,200 per month.

If the Company terminates Mr. Johnson’s employment for reasons other than “Cause”, death, or “Disability”, or if Mr. Johnson terminates his employment for “Good Reason” (as such terms are defined in the employment agreement), in each case, at any time prior to April 16, 2008, Mr. Johnson shall, subject to his execution of a general release and waiver of claims against the Company, receive (i) cash severance, paid in 24 equal monthly installments, equal to two times the sum of his base salary plus his target bonus, and (ii) continued participation for Mr. Johnson and his eligible dependents in the Company’s medical and dental plans for 24 months, at the same cost to Mr. Johnson in effect immediately before termination. If a termination described in the preceding sentence occurs after April 16, 2008, Mr. Johnson is entitled to receive (a) cash severance equal to the sum of his base salary and target bonus, paid in 12 equal monthly installments, and (b) continued participation for Mr. Johnson and his eligible dependents in the Company’s medical and dental plans for 12 months, at the same cost to Mr. Johnson in effect immediately before termination. If Mr. Johnson’s employment is terminated at any time due to his Disability, he is entitled to continued participation in the Company’s medical and dental plans for 12 months, at the same cost to Mr. Johnson in effect immediately before termination. In the case of any of the terminations described in this paragraph, (x) Mr. Johnson will also be entitled to a pro-rated target bonus for the year of termination, paid when annual cash bonuses are paid to other senior Company executives, and (y) the portion of Mr. Johnson’s 2007 equity award (described above) that would have vested during the year following termination will be accelerated and fully vested as of the date of termination. If the termination is on account of death or Disability, any vested options will remain exercisable until the earlier of the first anniversary of the last day of the fiscal quarter during which Mr. Johnson was terminated and the remainder of the award’s original term. If the termination is under any of the circumstances described in this paragraph, then vested options will remain exercisable until the earlier of the six-month anniversary of the last day of the fiscal quarter during which Mr. Johnson was terminated and the remainder of the award’s original term.

Upon the occurrence of a “Change in Control” (as defined in the employment agreement), all outstanding equity and long-term incentive awards shall immediately vest in a manner to enable Mr. Johnson to participate in the Change in Control transaction. In addition, Mr. Johnson is entitled to receive a “gross-up” payment to make him whole on a net-after tax basis for any “golden parachute” excise taxes.

The employment agreement also contains certain restrictive covenants. If Mr. Johnson’s employment is terminated for any reason other than Cause, Mr. Johnson may not for a period of two years from the date of such termination if such termination occurs prior to April 16, 2008, which period will be reduced to one year in the event the termination occurs on or after April 16, 2008, compete with the Company or solicit any Company employees or customers. Additionally, Mr. Johnson is prevented from divulging any confidential information of the Company during his employment or thereafter.

The foregoing summary of Mr. Johnson’s employment agreement is qualified in its entirety by reference to the full text of the employment agreement, which will be filed as an exhibit with the SEC within the applicable deadlines. Interested parties should read the document in its entirety.

Appointment of Eugene I. Davis as Non-Executive Chairman of the Board of Directors

The Company also announced on April 16, 2007, that it has named Mr. Eugene I. Davis Non-Executive Chairman of the Board, effective immediately. Mr. Davis, 52, is a current director. Certain professional biographical information with respect to Mr. Davis is as follows:

Eugene I. Davis, 52, has been a director of the Company since February 2007. Mr. Davis has been Chairman and Chief Executive Officer of PIRINATE Consulting Group, LLC, a privately-held consulting firm specializing in turn-around management, merger and acquisition consulting, hostile and friendly takeovers, proxy contests and strategic planning advisory services for domestic and international public and private business entities, since 1997. Prior to forming PIRINATE in 1997, Mr. Davis served as President, Vice-Chairman and Director of Emerson Radio Corp, and Chief Executive Officer and Vice-Chairman of Sport Supply Group, Inc. Mr. Davis began his career as an attorney and international negotiator with Exxon Corporation and Standard Oil Company (Indiana) and as a partner in two Texas-based law firms where he specialized in corporate/securities law, international transactions and restructuring advisory. Mr. Davis is a director of Knology, Inc., PRG-Schultz International, Inc., Silicon Graphics, Inc. and American Commercial Lines Inc. Mr. Davis is also Chairman of the Board of Directors of Atlas Air Worldwide Holdings, Inc. Mr. Davis holds a BA from Columbia College, a Masters of International Affairs (MIA) in International Law and Organization from the School of International Affairs of Columbia University and a JD from the Columbia Law School.

ITEM 5.03.  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The by-laws of Foamex International Inc. (the “By-Laws”) were amended on April 14, 2007, by action of the Board. The By-Laws were amended to allow the Board to appoint a Non-Executive Chairman, who would not be an officer of Foamex International Inc. However, the amendment to the By-Laws also preserves the ability of the Board to elect a Chairman as an officer. In addition, the amendment to the By-Laws permits the Board to elect a person as Chief Executive Officer of Foamex International Inc. who is not also the Chairman or the President, as required by the By-Laws prior to the amendment. Finally, the amendment to the By-laws sets forth the powers of such Chief Executive Officer. The description of the amendment to the By-Laws herein does not purport to be complete and is subject to, and is qualified in its entirety by reference to the By-Laws, which are attached hereto as Exhibit 3.8.1 as amended and restated in their entirety, and which are incorporated herein in their entirety by reference.

ITEM 8.01. Other Events.

On April 16, 2007, Foamex International Inc. issued a press release with respect to the foregoing items, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein in its entirety by reference.

ITEM 9.01.  Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
3.8.1	Amended and Restated By-Laws of Foamex International Inc.
99.1	Press release issued on April 16, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 19, 2007

FOAMEX INTERNATIONAL INC.

By:	/s/ Gregory J. Christian
Name:	Gregory J. Christian
Title:	President

EXHIBIT INDEX

Exhibit No.	Description
3.8.2	Amended and Restated By-Laws of Foamex International Inc.
99.1	Press release issued on April 16, 2007.